Exhibit 99.1

WHX Corporation Reports Financial Results for the Second Quarter of 2010

WHITE PLAINS, N.Y. August 10, 2010 -- WHX Corporation (NASDAQ (CM): WXCO); ("WHX" or the "Company") today reported financial results for the second quarter ended June 30, 2010.

The Company reported net income of $6.3 million on net sales of $180.9 million for the three months ended June 30, 2010, compared with a net loss of $4.1 million on net sales of $137.3 million for the three months ended June 30, 2009. Basic and diluted net income per common share was $0.52 for the three months ended June 30, 2010, compared with a net loss of $0.34 per share in the same period of 2009.

For the six months ended June 30, 2010, WHX reported net income of $3.6 million on net sales of $326.1 million, compared with a net loss of $15.5 million on net sales of $264.5 million for the six months ended June 30, 2009. Basic and diluted net income per common share was $0.29 for the six months ended June 30, 2010, compared with a net loss of $1.27 per share in the same period of 2009.

“The increase in demand as compared to 2009 for WHX’s products and services that we reported in the first quarter of 2010 continued in the second quarter, resulting in 31.8% quarter-over-quarter sales growth, and 23.3% sales growth on a year-to-date basis,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “The increased sales volume across most operating business segments was driven by the improvement in the world-wide economy, with increased demand from the automotive industry, appliance, electrical, replacement roofing and the petrochemical and precision material markets.”

Mr. Kassan added: “The Company also reported higher gross margin and reduced selling, general and administrative expenses as a percentage of sales on a year-to-date basis, principally generating the $21.6 million improvement in income from continuing operations. We believe the improvement in gross margin and reduction in expenses as a percentage of sales were positively impacted by the continuing application of the WHX Business System and other cost improvement initiatives.”

On a segment basis, Precious Metal net sales rose by 54.4% for the six month period ended June 30, 2010 compared with the same period of 2009, while Arlon Coated Materials sales increased by 33.9% and Tubing segment sales were 29.5% higher. The Engineered Materials segment reported 14.5% higher sales compared to the first half of 2009 while Arlon Electronic Materials saw 16.5% higher sales. Kasco reported flat sales for the first half of 2010 on a comparable basis primarily due to weakness at its European operation.

“To capitalize on improved economic conditions WHX will seek new opportunities to gain market share in the markets we currently serve and expand into new markets to further increase demand,” Mr. Kassan stated. “At the same time we expect to continue to control and improve our cost structure to positively impact productivity and profitability.”

Other Financial Highlights:

Net income from continuing operations in the second quarter of 2010 was $6.6 million, compared to a net loss from continuing operations of $3.3 million in the second quarter of 2009. The increase of $10.0 million in the net income from continuing operations was principally driven by the $43.6 million increase in sales, an improvement in gross margin from 24.7% to 26.8%, and a $2.4 million lower non-cash pension expense.

The Company generated Adjusted EBITDA of $21.8 million for the second quarter of 2010, as compared to $15.2 million for the same period in 2009, an increase of $6.6 million.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Gross profit in the second quarter of 2010 increased to $48.4 million from $33.9 million for the same period of 2009. Gross profit margin also improved to 26.8% as compared to 24.7% during the same period of 2009, with improvement in most business segments.  Greater absorption of fixed manufacturing costs due to a higher volume of production, more profitable product mix, and greater manufacturing efficiency were the primary drivers that contributed to improved gross profit margin.

Selling, general and administrative expenses of $31.0 million for the second quarter of 2010 were $7.5 million higher than the second quarter of 2009, reflecting higher variable costs, plus the reinstatement of certain employee compensation costs. The 2009 quarter reflected the suspension of these programs as well as a reduction in accruals related to incentive pay and certain non-qualified postretirement benefits of former employees. SG&A expenses as a percent of net sales were 17.1% in both the 2010 and 2009 periods.

The Company’s outstanding debt as of June 30, 2010 is $4.3 million lower than December 31, 2009, and $32.0 million lower than June 30, 2009, although more of its debt has been classified as a current liability on the Company’s balance sheet as of June 30, 2010 due to the maturity date.  Specifically, because certain loans of its subsidiary, Handy & Harman (“H&H”), mature on June 30, 2011, an aggregate amount of $84.3 million of such debt and $17.7 million of related accrued interest have been included in current liabilities as of June 30, 2010.  As of December 31, 2009, such debt and related accrued interest were classified as long-term liabilities since the maturity date exceeded twelve months from the balance sheet date. The Company is negotiating the refinancing of H&H’s debt, which the Company expects to complete prior to its maturity date.

Non-cash pension expense of $1.1 million was recorded in the second quarter of 2010, compared to $3.5 million in the second quarter of 2009. The non-cash pension expense in both years primarily represents actuarial loss amortization.

 A non-cash asset impairment charge of $1.6 million was recorded during the second quarter of 2010 in connection with a restructuring plan to move Kasco’s Atlanta, Georgia operation to an existing facility in Mexico.  The impairment represents the difference between the book value of the real estate and its fair market value as of June 30, 2010 as a result of the declining real estate market in the area. The Company recorded non-cash asset impairment charges totaling $2.0 million in the second quarter of 2009.

The discontinued operations segregated on the statement of operations are the Company’s Indiana Tube Denmark and Sumco Inc. subsidiaries. The two discontinued operations incurred aggregate costs of $0.3 million during the second quarter of 2010, principally for severance costs and costs associated with ownership of the buildings that were their former manufacturing facilities.  In the second quarter of 2009, the two discontinued operations had $2.2 million of aggregate losses from their operations, partially offset by a $1.5 million net gain on the sale of equipment.

Segment Operating Results

Precious Metal

Net sales for the Precious Metal segment increased by $13.8 million, or 69.0%, to $33.8 million during the second quarter of 2010.  The increased sales were primarily driven by higher volume in all of its markets, particularly sales to the automotive industry, appliance markets, electrical, and commercial construction.  Higher sales were also driven by the impact of a 33% increase in the average market price of silver in the second quarter of 2010 ($18.36/troy oz.) as compared to the same period of 2009 ($13.78/troy oz).

Segment operating income increased by $2.6 million from $0.9 million in the second quarter of 2009 to $3.5 million during the second quarter of 2010 principally as a result of higher sales volume.  In addition, during the second quarter of 2009, the Precious Metal segment had recorded restructuring charges of $0.4 million related to closure of a facility in New Hampshire and the relocation of the functions to its facility in Milwaukee.

Tubing

During the second quarter of 2010, Tubing segment sales increased by $8.0 million, or 44.0%, resulting primarily from higher sales to refrigeration, automotive, and HVAC markets serviced by the Specialty Tubing Group along with stronger demand from the petrochemical and precision material markets serviced by the Stainless Steel Tubing Group. The medical markets within the Stainless Steel Tubing were relatively flat comparing to the second quarter of 2009.

Segment operating income increased by $2.5 million on the higher sales, to $3.9 million during the second quarter of 2010 compared to $1.4 million for the same period of 2009, positively impacted by higher gross profit from the higher volume, plus an improvement in gross margin percentage as a result of higher absorption of manufacturing overhead.

Engineered Materials

Engineered Materials segment sales increased by $12.6 million, or 22.9%, during the second quarter of 2010 as compared to the same period of 2009 with improved market conditions within the commercial and residential replacement roofing markets. The increase in roofing fastener sales was primarily driven by private-label products sold within the flat roofing fasteners market and higher sales of branded fasteners to the home center market. There was also an improvement in sales of gas and electrical connectors used in residential construction.

Segment operating income was $8.9 million during the second quarter of 2010, compared to $6.5 million during the same period of 2009.  The increase in operating income was principally the result of the higher sales volume, favorable product mix along with improved manufacturing efficiencies.

Arlon Electronic Materials Segment

Arlon Electronic Materials segment sales increased by $4.3 million, or 30.9%, during the second quarter of 2010 compared to the same period of 2009. The sales increase was primarily due to increased sales of flex heater and coil insulation products for the general industrial market as a result of the economic rebound and increased sales of printed circuit board materials related to the telecommunications infrastructure in China.

Segment operating income increased $1.1 million to $2.2 million in the second quarter of 2010, principally due to higher sales volume, along with favorable manufacturing absorption and increased volume in the low cost China manufacturing facility.

Arlon Coated Materials Segment

Arlon Coated Materials segment sales increased by $5.2 million, or 35.1%, during the second quarter of 2010 compared to the same period of 2009, principally due to increased sales in the North American and European graphics markets, as well as higher sales to the Asian shipping container market.  Arlon CM’s sales of engineered coated products to the automotive, appliance and electronics markets increased as well, compared to the same period of 2009.

Segment operating income was $1.3 million during the second quarter of 2010 compared to a loss of $46 thousand during the same period of 2009.  The improvement of $1.3 million in segment operating income was driven by both higher sales volume and cost savings implemented in 2009, along with improved manufacturing efficiencies as a result of the consolidation of two manufacturing facilities in 2009. Restructuring charges in 2009 of $0.2 million were recorded in the second quarter for the consolidation of the manufacturing facilities.

Kasco Replacement Parts and Services Segment

Kasco segment sales decreased by $0.3 million, or 2.2%, during the second quarter of 2010 compared to the same period of 2009, due to weakness in its European operation.  European sales were lower compared to the same period of 2009 primarily due to weak machinery demand from France. Operating loss for the Kasco segment was $1.3 million during the second quarter of 2010 compared to income of $0.8 million for same period of 2009.

During the second quarter, Kasco commenced a restructuring plan to move its Atlanta, Georgia operation to its facility in Matamoros, Mexico. In connection with this restructuring project, costs of $0.1 million were incurred in the second quarter of 2010, principally for employee compensation. In addition, Kasco also recorded a second quarter 2010 non-cash asset impairment charge of $1.6 million.   The impairment represents the difference between the book value of the real estate and its fair market value as of June 30, 2010.

WHX Business System

The Company continues to apply the WHX Business System at all of its business units.  The System is at the heart of the operational and improvement methodologies for all WHX companies and employees. Strategy Deployment forms the roof of the business system and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the System are the key performance indicators used to monitor and drive improvement.  The steps of the System are the specific tool areas that drive the key performance indicators and overall performance.  WHX utilizes lean tools and philosophies to reduce and eliminate waste coupled with Six Sigma tools targeted at variation reduction.  The System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable and profitable growth.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension expense or credit, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net loss from continuing operations, and that reconciliation is set forth below.  Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 1,700 people at 30 locations in eight countries.

Our companies are organized into six businesses: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2009 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009

	(in thousands except per share)

Net sales	$180,928	$137,318	$326,115	$264,505
Cost of goods sold	132,513	103,456	240,276	201,306
Gross profit	48,415	33,862	85,839	63,199

Selling, general and administrative expenses	30,994	23,450	61,615	54,185
Pension expense	1,062	3,458	2,175	6,915
Asset impairment charges	1,582	2,046	1,582	2,046
Restructuring charges	135	738	143	1,271
Other operating expenses (income)	(16)	78	(15)	74
Income (loss) from continuing operations	14,658	4,092	20,339	(1,292)
Other:
Interest expense	6,849	7,006	13,480	12,074
Realized and unrealized loss (gain) on derivatives	86	(25)	409	(306)
Other expense (income)	288	41	554	(117)
Income (loss) from continuing operations before tax	7,435	(2,930)	5,896	(12,943)
Tax provision	790	411	1,468	166
Income (loss) from continuing operations, net of tax	6,645	(3,341)	4,428	(13,109)

Discontinued Operations:
Loss from discontinued operations, net of tax	(340)	(2,235)	(865)	(3,835)
Gain on disposal of assets, net of tax	-	1,489	-	1,489
Net loss from discontinued operations	(340)	(746)	(865)	(2,346)

Net income (loss)	$6,305	$(4,087)	$3,563	$(15,455)

Basic and diluted per share of common stock

Income (loss) from continuing operations, net of tax	$0.55	$(0.28)	$0.36	$(1.08)
Discontinued operations, net of tax	(0.03)	(0.06)	(0.07)	(0.19)
Net income (loss)	$0.52	$(0.34)	$0.29	$(1.27)

Weighted average number of common shares outstanding	12,179	12,179	12,179	12,179

WHX CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
(Dollars and shares in thousands)	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$9,642	$8,796
Trade and other receivables - net of allowance for doubtful accounts of $2,783 and $2,806, respectively	100,824	71,796
Inventories	60,655	60,122
Deferred income taxes	1,238	1,261
Other current assets	9,560	9,008
Current assets of discontinued operations	1,708	1,681
Total current assets	183,627	152,664

Property, plant and equipment at cost, less accumulated depreciation and amortization	83,300	86,969
Goodwill	63,900	63,946
Other intangibles, net	32,543	34,035
Other non-current assets	12,418	11,801
Non-current assets of discontinued operations	-	4,426
	$375,788	$353,841

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$51,986	$35,123
Accrued liabilities	27,013	23,351
Accrued environmental liability	6,060	6,692
Accrued interest - related party	20,066	1,600
Short-term debt	19,786	19,087
Current portion of long-term debt-related party	44,098	-
Current portion of long-term debt	49,373	5,944
Deferred income taxes	393	300
Current portion of pension liability	10,600	9,700
Current liabilities of discontinued operations	516	1,507
Total current liabilities	229,891	103,304

Long-term debt	46,667	95,106
Long-term debt - related party	10,000	54,098
Long-term interest accrual - related party	-	11,797
Accrued pension liability	90,559	92,655
Other employee benefit liabilities	4,790	4,840
Deferred income taxes	4,223	4,429
Other liabilities	5,449	5,409
	391,579	371,638
Commitments and Contingencies

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(119,969)	(118,402)
Additional paid-in capital	552,844	552,834
Accumulated deficit	(448,788)	(452,351)
Total stockholders' deficit	(15,791)	(17,797)
	$375,788	$353,841

WHX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,563	$(15,455)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,792	9,149
Non-cash stock based compensation	47	158
Amortization of debt related costs	743	906
Long-term interest on related party debt	5,901	4,252
Deferred income taxes	(86)	(402)
(Gain) loss on asset dispositions	(15)	74
Asset impairment charges	1,582	2,046
Unrealized (gain) loss on derivatives	(316)	505
Reclassification of net cash settlements on derivative instruments	725	(810)
Net cash provided by operating activities of discontinued operations	146	5,085
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(29,264)	(2,218)
Inventories	(1,110)	8,702
Other current assets	339	1,936
Accrued interest expense-related party	768	632
Other current liabilities	17,965	(4,363)
Other items-net	169	(1,511)
Net cash provided by operating activities	9,949	8,686
Cash flows from investing activities:
Plant additions and improvements	(5,390)	(3,584)
Net cash settlements on derivative instruments	(725)	810
Proceeds from sales of assets	398	57
Net cash provided by investing activities of discontinued operations	-	598
Net cash used in investing activities	(5,717)	(2,119)
Cash flows from financing activities:
Net revolver borrowings	835	4,021
Proceeds from term loans - domestic	-	9,328
Net (repayments) proceeds of loans - foreign	(230)	249
Repayments of term loans	(4,903)	(16,203)
Deferred finance charges	(301)	(1,300)
Net change in overdrafts	1,600	(735)
Net cash used to repay debt of discontinued operations	-	(2,042)
Other	(98)	(95)
Net cash used in financing activities	(3,097)	(6,777)
Net change for the period	1,135	(210)
Effect of exchange rate changes on net cash	(289)	93
Cash and cash equivalents at beginning of period	8,796	8,656
Cash and cash equivalents at end of period	$9,642	$8,539

Non-cash investing activities:
Sale of property for mortgage note receivable	$630	$-

WHX CORPORATION
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2010	2009	2010	2009

Net Sales:
Precious Metal	$33,777	$19,984	$62,787	$40,667
Tubing	26,306	18,265	48,660	37,589
Engineered Materials	67,651	55,028	111,254	97,125
Arlon Electronic Materials	18,131	13,850	35,966	30,881
Arlon Coated Materials	20,024	14,819	36,365	27,159
Kasco	15,039	15,372	31,083	31,084
Total net sales	$180,928	$137,318	$326,115	$264,505

Segment operating income (loss)
Precious Metal (b)	3,479	871	6,201	1,308
Tubing ( c )	3,889	1,363	6,233	2,200
Engineered Materials	8,940	6,458	10,294	7,251
Arlon Electronic Materials	2,172	1,057	4,236	2,805
Arlon Coated Materials (d)	1,252	(46)	1,446	(1,115)
Kasco (a)	(1,299)	849	(140)	1,769
Total segment operating income	$18,433	$10,552	$28,270	$14,218

Unallocated corporate expenses & non operating units	(2,729)	(1,638)	(5,771)	(6,702)
Unallocated pension expense	(1,062)	(3,458)	(2,175)	(6,915)
Corporate restructuring costs	-	(129)	-	(662)
Asset impairment charge	-	(1,157)	-	(1,157)
Gain (loss) on disposal of assets	16	(78)	15	(74)
Income (loss) from continuing operations	$14,658	$4,092	$20,339	$(1,292)

(a)	The operating loss of the Kasco segment for the three and six month periods ended June 30, 2010 includes asset impairment charges of $1.6 million and restructuring charges of $0.1 million.
(b)
Segment operating loss for the Precious Metal segment for the three and six months ended June 30, 2009 includes restructuring charges of $0.4 million relating to the closure of a facility in New Hampshire.

(c)
Segment operating income for the Tubing segment for the three and six months ended June 30, 2009 includes non-cash asset impairment charges of $0.9 million to write-down to fair value certain equipment formerly used in the manufacture of a discontinued product line.

(d)
Segment operating loss for the Arlon CM segment for the three and six months ended June 30, 2009 includes $0.2 million of restructuring costs related to the closure and relocation of an operation in Dallas, Texas.

WHX Corporation
Supplemental Non-GAAP Disclosures
Adjusted EBITDA
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
		(in thousands)
Income (loss) from continuing operations, net of tax	$6,645	$(3,341)	$4,428	$(13,109)
Add (Deduct):
Tax provision	790	411	1,468	166
Interest expense	6,849	7,006	13,480	12,074
Depreciation/amortization expense	4,415	4,609	8,796	9,148
Non-cash pension expense	1,062	3,458	2,175	6,915
Non-cash asset impairment charge	1,582	2,046	1,582	2,046
Realized and unrealized loss (gain) on derivatives	121	(20)	431	(174)
(Gain) loss on sale of fixed assets	(16)	78	(15)	74
Inactive operations	156	177	261	319
Restructuring charges	135	738	143	1,271
Non-cash stock-based compensation expense	35	33	47	149
Other, net	-	30	0	43
Adjusted EBITDA	$21,774	$15,225	$32,796	$18,922

CONTACT:	WHX Corporation
Glen Kassan, Vice Chairman of the Board and
Chief Executive Officer
914-461-1260

SOURCE:	WHX Corporation